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Exhibit 99.1

Miller Brewing Company

Consolidated Financial Statements

For the Year Ended March 31, 2008

Report of Independent Auditors

To the Parent and Board of Directors of
  Miller Brewing Company

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of parent's investment and of cash flows, present fairly, in all material respects, the financial position of Miller Brewing Company (the "Company") and its subsidiaries at March 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
September 11, 2008

Miller Brewing Company

Consolidated Balance Sheet
(In Thousands)

March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$21,927
Accounts receivable, net of allowance for doubtful accounts of $1,850	212,324
Due from affiliates	1,048,456
Inventories	105,108
Deferred tax assets	99,172
Other current assets	64,130

Total current assets	1,551,117
Property, plant and equipment	1,056,572
Goodwill	2,836,500
Other intangibles	2,731,772
Other assets	118,966

Total assets	$8,294,927

Liabilities and Parent's investment
Current liabilities:
Accounts payable	$187,174
Due to affiliates	13,284
Trade accrued expenses	135,679
Accrued payroll and related expenses	125,813
Income tax payable	145,693
Current portion of postretirement benefits	28,701
Other current liabilities	143,843

Total current liabilities	780,187
Pension and postretirement benefits	543,157
Deferred tax liabilities	925,275
Long-term debt	1,694,709
Other liabilities	54,631

Total liabilities	3,997,959
Minority interests	2,674
Parent's investment	4,294,294

Total liabilities and parent's investment	$8,294,927

The accompanying notes are an integral part of these statements.

Miller Brewing Company

Consolidated Statement of Operations and Comprehensive Income
(In Thousands)

For the Year Ended March 31, 2008
Sales	$5,336,288
Excise taxes	(861,311)

Net sales	4,474,977
Cost of goods sold	(2,799,314)

Gross profit	1,675,663
Marketing, general and administrative expenses	(1,291,742)
Management fee from Parent	(29,466)
Contract settlement	41,239

Operating income	395,694
Other income (expense), net:
Interest expense	(90,703)
Interest income	40,379
Other income, net	2,356

Total other income (expense), net	(47,968)

Income before income taxes and minority interests	347,726
Income taxes	(140,365)

Income before minority interests	207,361
Minority interests	236

Net income	$207,597

Other comprehensive income, net of tax:
Foreign currency translation adjustment	443
Unrealized gain on derivative instruments	1,792
Pension and other postretirement benefit adjustments	33,259

Other comprehensive income	35,494

Comprehensive income	$243,091

The accompanying notes are an integral part of these statements.

Miller Brewing Company

Consolidated Statement of Cash Flows
(In Thousands)

For the Year Ended March 31, 2008
Cash flows from operating activities
Net income	$207,597
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	161,171
Stock-based compensation, net of cash payments	8,102
Loss on sale or impairment of property, plant and equipment	3,948
Deferred income taxes	(49,496)
Other	(3,421)
Change in current assets and liabilities
Decrease in accounts receivable	38,978
Increase in inventories	(9,128)
Decrease in other assets	5,794
Increase in payables and accruals	144,628
Increase in other liabilities	151,940

Net cash provided by operating activities	660,113

Cash flows from investing activities
Additions to property, plant and equipment	(169,079)
Proceeds from sales of property, plant and equipment	1,991
Change in due from affiliates, net	(496,557)

Net cash used in investing activities	(663,645)

Cash flows from financing activities
Other	267

Net cash used in financing activities	267

Cash and cash equivalents
Net decrease in cash and cash equivalents	(3,265)
Balance of cash and cash equivalents at beginning of year	25,192

Balance of cash and cash equivalents at end of year	$21,927

Supplemental cash flow information
Interest paid	$97,673
Income taxes paid	55,926

The accompanying notes are an integral part of these statements.

Miller Brewing Company

Consolidated Statement of Parent's Investment
(In Thousands)

Balance at March 31, 2007	$4,031,101
Stock-based compensation, net of cash payments	8,102
Other comprehensive income, net of tax	35,494
Windfall tax benefit	12,000
Net income	207,597

Balance at March 31, 2008	$4,294,294

The accompanying notes are an integral part of these statements.

Miller Brewing Company

Notes to Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

Company Description

        Miller Brewing Company ("Miller" or "the Company") brews and sells beer to distributors. Its major brands include Miller Lite, Miller Genuine Draft, Miller High Life, Milwaukee's Best, Leinenkugel and Icehouse.

        Miller is a wholly-owned subsidiary of SABMiller Holdings, Inc., which is a wholly-owned subsidiary of SABMiller plc ("SABMiller" or "Parent"). On December 20, 2007, SABMiller plc and Molson Coors Brewing Company ("Molson Coors") signed a joint venture agreement to combine the U.S. and Puerto Rican operations of their respective subsidiaries, Miller and Coors Brewing Company ("Coors"), creating a new company, MillerCoors LLC ("MillerCoors" or the "Joint Venture"). SABMiller and Molson Coors will each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively. SABMiller and Molson Coors have agreed that all of their U.S. operations will be conducted exclusively through the Joint Venture. The Joint Venture commenced on July 1, 2008.

Basis of Presentation

        The Company's consolidated financial statements include its accounts and its majority-owned and controlled subsidiaries. The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany accounts and transactions have been eliminated.

Fiscal Year

        The Company's fiscal year ends March 31.

Use of Estimates

        The Company's consolidated financial statements are prepared in accordance with U.S. GAAP. These accounting principles require it to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are material differences between these estimates and actual results, its consolidated financial statements may be affected.

Fair Value of Financial Instruments

        The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities, approximate fair value as recorded due to the short-term maturity of these instruments. The Company considers all highly liquid temporary investments with an original maturity of three months or less when purchased to be cash equivalents. The fair value of long-term obligations was estimated by discounting the future cash flows using market interest rates. Assuming current market rates for similar instruments, the carrying value of long-term debt exceeds the fair value by approximately $17.7 million as of March 31, 2008.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Accounts Receivable

        The Company records accounts and notes receivable at net realizable value. This carrying value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts and notes receivable balances. The Company calculates this allowance based on its history of write-offs, level of past-due accounts based on the contractual terms of the receivables, and its relationships with and the economic status of its customers.

Inventories

        Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. The Company regularly assesses the shelf-life of its inventories and reserves for those inventories when it becomes apparent the product will not be sold within its freshness specifications.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the respective assets. Plant and improvements are depreciated over useful lives ranging from 15 to 40 years, limited to the minimum lease term for leasehold improvements. Machinery and equipment are depreciated over useful lives ranging from 3 to 25 years. Furniture and fixtures are depreciated over useful lives ranging from 3 to 10 years. The cost and related accumulated depreciation of plant and equipment retired, or otherwise disposed of, are removed from the accounts. Any gain or loss is included in earnings. Ordinary repairs and maintenance are expensed as incurred.

Computer Software

        In accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes the costs of obtaining or developing internal-use computer software, including directly related payroll costs. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, which is 5 years. Internally generated costs associated with maintaining computer software programs are expensed as incurred. Computer software is classified in property, plant and equipment in the Consolidated Balance Sheet.

Goodwill and Other Intangible Assets

        Intangible assets are stated at cost less accumulated amortization on a straight-line basis (if applicable) and impairment losses. Cost is determined as the amount paid by the Company, unless the asset has been acquired as part of a business combination. Amortization is included within marketing, general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Income.

        The Company evaluates the carrying value of its goodwill and indefinite-lived intangible assets for impairment at least annually, and the Company evaluates its other intangible assets for impairment when there is evidence that certain events or changes in circumstances indicate that the carrying

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

amount of these assets may not be recoverable. Significant judgments and assumptions are required in the evaluation of goodwill and intangible assets for impairment.

Derivative Financial Instruments

        The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133," SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Company recognizes all derivative instruments as either assets or liabilities at fair value in its Consolidated Balance Sheet, with fair values of derivatives based on quoted market prices or pricing models using current market rates. Changes in unrealized gains and losses from fair value hedges are classified in the Consolidated Statement of Operations and Comprehensive Income consistent with the classification of the corresponding income or expense line item being hedged. Changes in fair values of outstanding cash flow hedges that are highly effective are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the underlying hedged transaction.

Employee Benefit Plans

        The Company's pension and postretirement plans are accounted for in accordance with SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, 106, and 132R."

Share-Based Payments

        The Company's stock options, stock appreciation rights and long-term incentive plan are accounted for in accordance with SFAS No. 123R "Share-Based Payments" ("SFAS 123R"). SFAS 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation cost in the financial statements based on their grant date fair values.

Revenue Recognition

        Revenue is recognized when the significant risks and rewards of ownership, including the risk of loss due to lost or stolen product, are transferred to the distributor, which is at the time of shipment to distributors.

        The cost of various programs, such as price promotions, rebates and coupon programs are treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms. Sales are stated net of discounts and returns. Freight costs are accounted for in accordance with EITF 00-10. The Company records amounts billed to customers for shipping and handling as sales and records shipping and handling expenses as cost of sales.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Excise Taxes

        Excise taxes collected from customers and remitted to tax authorities are state and federal excise taxes on beer shipments. Excise taxes on beer shipments are shown in a separate line item in the Consolidated Statement of Operations and Comprehensive Income as a reduction of gross sales. Sales taxes collected from customers are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority.

Cost of Goods Sold

        The Company's cost of goods sold includes beer raw materials, packaging materials, manufacturing costs, plant administrative support and overheads, inbound and outbound freight charges, purchasing and receiving costs, inspection costs, warehousing, and internal transfer costs.

Marketing, General and Administrative Expenses

        The Company's marketing, general and administrative expenses consist predominately of advertising, sales staff costs, promotional packaging and non-manufacturing administrative and overhead costs. The creative portion of the Company's advertising activities is expensed as incurred. Production costs are generally expensed when the advertising is first run. Advertising expense was $303.6 million for year ended March 31, 2008. Prepaid advertising costs of $14.8 million were included in other current assets in the Consolidated Balance Sheet at March 31, 2008.

Income Taxes

        The income tax expense for the year consists of current and deferred tax. Income tax expense is recognized in the Consolidated Statement of Operations and Comprehensive Income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

        Deferred tax liabilities are recognized where the carrying value of an asset is greater than its tax base, or where the carrying value of a liability is less than its tax base. A net deferred tax asset is regarded as recoverable and therefore recognized only when, on the basis of all available evidence, it is probable that future taxable profit will be available which the temporary differences (including carried forward tax losses) can be utilized. Deferred taxes are measured at the tax rates expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted at the balance sheet date. Deferred taxes are measured on a non-discounted basis.

        The Company is the operating company of SABMiller Holdings, Inc., and consequently is included in SABMiller Holdings, Inc.'s consolidated federal tax return; as such the Company computes its current federal income tax payable as if the Company was filing its own return. Therefore, the income tax payable is due to SABMiller Holdings, Inc. and certain tax authorities.

Comprehensive Income

        Comprehensive income is presented in the Consolidated Statement of Operations and Comprehensive Income and consists of net income, foreign currency translation adjustments, unrealized gains or losses on derivative instruments and pension and other postretirement benefit adjustments.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The components of accumulated other comprehensive income, which are recorded within the Parent's Investment, as of March 31, 2008 consist of:

Foreign currency translation adjustment	$256
Unrealized gain in derivative instruments	1,792
Pension and other postretirement benefit adjustments	(15,356)

$(13,308)

New Accounting Pronouncements

FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109"

        In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." This interpretation prescribes a recognition threshold and measurement criteria for a tax position taken or expected to be taken in a tax return. The new effective date for FIN 48 has been deferred for all nonpublic entities to fiscal years beginning after December 31, 2007 and the Company is required to adopt this interpretation as of April 1, 2008. The Company is still evaluating the impact of FIN48.

SFAS No. 157, "Fair Value Measurements"

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," ("SFAS 157") which, in part, is effective for the Company as of April 1, 2008. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The Company is currently evaluating the impacts, if any, of the adoption of the provisions of SFAS 157.

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115"

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of this statement is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities using different measurement techniques. The fair value measurement provisions are elective and can be applied to individual financial instruments. SFAS 159 requires additional disclosures related to the fair value measurements included in the entity's financial statements. This statement is effective for the Company as of April 1, 2008. The Company is currently evaluating the impacts, if any, of the adoption of SFAS 159.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

2. Inventories

        Inventories consisted of the following (in thousands):

March 31, 2008
Raw materials	$43,699
In process	22,454
Finished goods	38,955

Total inventories	$105,108

3. Property, Plant and Equipment

        The cost of property, plant and equipment and related accumulated depreciation and amortization consists of the following (in thousands):

March 31, 2008
Land and improvements	$87,297
Plant and improvements	202,524
Machinery and equipment	1,402,207
Furniture and fixtures	27,475
Construction in progress	26,905

Total property, plant and equipment at cost	$1,746,408
Less accumulated depreciation and amortization	(689,836)

Net property, plant and equipment	$1,056,572

Depreciation of property, plant and equipment was $136.6 million for the year ended March 31, 2008.

4. Goodwill and Intangible Assets

        The Company is required to perform goodwill and indefinite-lived intangible asset impairment tests on at least an annual basis and more frequently in certain circumstances. The Company completed the required impairment testing during fiscal 2008 and determined that there were no impairments of goodwill or other indefinite-lived intangible assets.

        The carrying value of goodwill and intangible assets were approximately $2.8 billion and $2.7 billion, respectively as of March 31, 2008. The carrying values were initially assigned from the Parent's acquisition of the Company in 2002, less subsequent impairment.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

4. Goodwill and Intangible Assets (Continued)

        The following table presents details of the Company's intangible assets, other than goodwill, as of March 31, 2008 (in thousands):

	Useful Life (Years)	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Distribution rights	29	$95,000	$(20,000)	$75,000
Contract brewing	8	35,000	(25,100)	9,900
Patents	16	22,000	(8,600)	13,400
Brands	15	214,089	(23,191)	190,898
Other	15 - 20	4,870	(1,096)	3,774
Intangible assets not subject to amortization:
Brands	Indefinite	2,438,800	—	2,438,800

Total		$2,809,759	$(77,987)	$2,731,772

        Amortization expense of intangible assets was $24.6 million for the year ended March 31, 2008 and is included in marketing, general and administrative expense in the Consolidated Statement of Operations and Comprehensive Income.

        The estimated future amortization expense for intangible assets is as follows (in thousands):

Year ending March 31,
2009	$25,590
2010	23,590
2011	19,403
2012	19,215
2013	19,213

5. Hedging Transactions and Derivative Financial Instruments

        In the normal course of business, the Company is exposed to fluctuations in interest rates and the value of raw material prices. The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. The Company's objective in managing exposure to fluctuations in interest rates and raw material prices is to decrease the volatility of earnings and cash flows affected by changes in the underlying rates and prices.

        To minimize the risk of fluctuations in the market price of major raw material commodities, such as corn and natural gas used in the manufacturing process, the Company, at times, enters into commodity-forward contracts to effectively fix the cost of the commodity. Maturity dates of the contracts are scheduled to coincide with market purchases of the commodity. Changes in the fair value of commodity-derivative instruments qualifying as cash flow hedges are reported in accumulated other comprehensive income with a corresponding asset or liability. Cash proceeds or payments between the Company and the counter-party at the maturity of the contracts are recognized as an adjustment to the cost of the commodity purchased, to the extent the hedge is effective. The maturities of the Company's derivative instruments range from several months to five years. As of March 31, 2008, effective net unrealized gains of approximately $1.8 million are included in accumulated other comprehensive

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

5. Hedging Transactions and Derivative Financial Instruments (Continued)

income and are expected to be recognized simultaneously with the impact of the underlying transactions. The Company estimates that as of March 31, 2008, $0.5 million is expected to be reclassified into earnings within the next fiscal year.

        The Company entered into two interest rate swap agreements related to its 5.50% fixed rate debt. These interest rate swaps convert $100.0 million and $200.0 million of notional amounts from fixed rates to floating rates and mature in 2013. The interest rate swaps require the Company to pay a floating interest rate based on the LIBOR rate plus a margin and receive a fixed interest payment semi-annually of 5.50%. The Company has designated these interest rate swaps as fair value hedges. The net gain of $0.7 million for the year ended March 31, 2008 was recorded as a reduction of interest expense.

6. Other Current Liabilities

        Other current liabilities consist of (in thousands):

March 31, 2008
Accrued excise and non-income related taxes	$67,242
Customer deposits on containers	32,459
Accrued interest	10,173
Other	33,969

Other current liabilities	$143,843

7. Employee Retirement Plans

Defined Benefit Plan

        The Company offers defined benefit plans that cover both salaried non-union and union employees while maintaining separate benefit structures across the various employee groups. Substantially all salaried non-union employees hired prior to January 1, 2005 are covered by the plans which provide benefits for these employee groups based on final average pay and years of service. Benefit accruals for the salaried non-union employees ceased as of December 31, 2007. Benefit accruals for hourly employees are the subject of collective bargaining and are based on a flat rate per year of service. The actuarial method used is the unit credit method.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

7. Employee Retirement Plans (Continued)

        The changes in the projected benefit obligation, plan assets and the funded status of the pension plans are as follows (in thousands):

March 31, 2008
Actuarial present value of accumulated benefit obligation	$959,218

Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$1,000,023
Service cost	21,683
Interest cost	58,973
Plan amendments	13,488
Actuarial gain	(111,104)
Benefits paid	(48,338)

Projected benefit obligation as of measurement date	$934,725

Change in plan assets:
Fair value of assets at beginning of year	$929,314
Actual return on plan assets	(16,596)
Employer contributions	17,012
Benefits paid	(48,338)

Fair value of plan assets as of measurement date	$881,392

Funded status at measurement date:
Projected benefit obligation at end of year	$(934,725)
Fair value of plan assets at end of year	881,392

Funded status—underfunded	$(53,333)

Amounts recognized in the Consolidated Balance Sheet:
Noncurrent liabilities	$(53,333)

Total	$(53,333)

Amounts included in accumulated other comprehensive income, net of tax:
Net actuarial loss	$2,308
Prior service cost	17,790

Total	$20,098

        The estimated prior service cost and net actuarial loss for defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $5.1 million and $1.7 million, respectively.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

7. Employee Retirement Plans (Continued)

        The following compares target asset allocation percentages with actual asset allocations at March 31, 2008:

	Target Allocation	Actual Allocation
Equity securities	65.0%	65.0%
Fixed-income securities	30.0%	30.0%
Real estate	5.0%	5.0%

Total	100.00%	100.00%

        The Company employs a total return investment approach whereby a mix of equity, fixed-income and real estate investment funds are used to maximize the long-term return of plan assets for a prudent level of risk. The Company establishes risk tolerance through careful consideration of plan liabilities, plan funded status, and our financial condition. Investment return assumptions for all plans have been determined by applying the returns to assets on a weighted average basis and adding an active management premium, where appropriate.

        The following represents the Company's net periodic pension cost (in thousands):

Year ended March 31, 2008
Components of net periodic pension cost:
Service cost	$21,683
Interest cost	58,973
Expected return on assets	(75,418)
Amortization of prior service cost	5,271
Actuarial loss	1,346
Curtailment loss	5,161

Net periodic pension cost	$17,016

        Pension expense is actuarially calculated annually based on data available at the beginning of each year. Assumptions used in the calculation include the discount rate, expected rate of return on investments and rate of compensation increases selected for the year ended March 31, 2008 are detailed in the table below in addition to those rates used at March 31, 2008.

	Year ended March 31, 2008	At March 31, 2008
Weighted average assumptions:
Discount rate(1)	5.94%	6.67%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increases	3.50%	3.50%

(1)
Rate utilized, as determined using the Citigroup Pension Discount Curve and combined projected cash flows from the Company's pension plans, for the year-ended March 31, 2008, and for the following year's pension expense and related balance sheet amounts at current year-end.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

7. Employee Retirement Plans (Continued)

Contributions

        The Company expects that its contributions to the plan will be $70.0 million during fiscal 2009.

Benefit Payments

        The following benefits are expected to be paid by the plan for the years ended March 31 as follows (in thousands):

Year ending March 31,
2009	$43,212
2010	45,330
2011	47,789
2012	51,152
2013	55,206
2014 - 2108	344,724

        The most recent valuation of the pension plan was completed by an independent actuary as of March 31, 2008.

Multi-employer Plan

        The Company and Pabst Brewing Company ("Pabst") are responsible for the Milwaukee Brewery Workers' Pension Plan. In connection with Pabst's closure of its Milwaukee, Wisconsin brewery and its contract brewing agreement with the Company, Pabst entered into a Withdrawal Liability Settlement Agreement which requires annual payments by Pabst to this pension plan of approximately $4.0 million until 2013. In the event that Pabst is unable to fulfill its pension plan obligation, the plan would have recourse to all the assets of Pabst and its parent company. If such assets do not satisfy Pabst's remaining pension obligation, the Company would be required to fund the remaining Pabst withdrawal liability until 2013. Contributions by Miller to the multi-employer plan for the year ended March 31, 2008 were $5.5 million.

Defined Contribution Plan

        Salaried non-union employees hired after December 31, 2004 are covered by a qualified defined contribution plan. This plan provides a basic contribution equal to 5% of an employee's pay. Salaried non-union employees hired prior to January 1, 2005 will be eligible for the 5% basic contribution beginning January 1, 2008. Regardless of hire date, the Company contributes up to 4% of an employee's pay to this plan, based on the employee's own contributions. In addition, substantially all salaried employees are covered by a survivor income benefit plan and a long-term disability plan. The Company's contributions to this plan for the year ended March 31, 2008 were $12.8 million.

        Effective December 1, 2005, the Company implemented a non-qualified defined contribution plan designed to provide allocations to executives with annual earnings exceeding the Internal Revenue Service ("IRS") compensation limit for qualified plans. Employees hired prior to January 1, 2005 received an allocation of 4% of compensation earned above the IRS compensation limit. Effective January 1, 2008, this increased to an allocation of 9% of compensation earned above the IRS compensation limit. Employees hired after December 31, 2004 received an allocation equal to 9% of

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

7. Employee Retirement Plans (Continued)

compensation in excess of the IRS compensation limit. The Company's contributions to this plan for the year ended March 31, 2008 were $0.3 million.

8. Postretirement Benefits

        The Company has postretirement plans that provide medical benefits and life insurance and in some cases, dental and vision coverage for retirees and eligible dependents. The Company's postretirement health plan qualifies for the federal subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) because the prescription drug benefits provided under the Company's postretirement health care plan generally require lower premiums from covered retirees and have lower deductibles than the benefits provided in Medicare Part D and, accordingly, are actuarially equivalent to or better than, the benefits provided under the Act. The net benefits paid in fiscal year 2008 including prescription drugs were $22.9 million, which includes a subsidy received of $0.9 million.

        The Company's net periodic post retirement benefit cost and changes in the projected benefit obligation of the post retirement benefit plans are as follows (in thousands):

Year ended March 31, 2008
Components of net periodic postretirement benefit cost:
Service cost	$10,504
Interest cost	30,817
Amortization of prior service credit	(5,644)
Actuarial loss	5,246

Net periodic postretirement benefit cost	$40,923

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

8. Postretirement Benefits (Continued)

March 31, 2008
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$536,720
Service cost	10,504
Interest cost	30,817
Plan amendments	(4,079)
Actuarial gain	(32,515)
Benefits paid	(22,922)

Projected benefit obligation as of measurement date	$518,525

Change in plan assets:
Fair value of assets at beginning of year	$—
Employer contributions	22,922
Benefits paid	(22,922)

Fair value of plan assets as of measurement date	$—

Funded status at measurement date:
Projected benefit obligation at end of year	$(518,525)
Fair value of plan assets at end of year	—

Funded status—underfunded	$(518,525)

Amounts recognized in the consolidated balance sheet:
Current liabilities	$(28,701)
Noncurrent liabilities	(489,824)

Total	$(518,525)

Amounts included in accumulated other comprehensive income, net of tax:
Net actuarial loss	$40,356
Prior service benefit	(45,098)

Total	$(4,742)

        The estimated prior service benefit and net actuarial loss for defined benefit postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $5.9 million and $2.0 million, respectively.

        The obligations under these plans were determined by the terms of the plans, together with the relevant actuarial assumptions and health care cost trend rates. The assumed health care cost trend rate used in measuring the postretirement benefit obligation for retirees under the age of 65 for 2008 is 8.0%, grading down to 5.0% in the year 2014 and thereafter. The assumed health care cost trend rate used in measuring the postretirement benefit obligation for retirees over the age of 65 for 2008 is 7.5%, grading down to 5.0% in the year 2013 and thereafter. The assumed prescription drug cost trend rate used is 12.0% for 2008, grading down to 5.0% in the year 2022 and thereafter.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

8. Postretirement Benefits (Continued)

        The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A 1% change in the assumed health care cost trend rate would have the following effects (in thousands):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$3,817	$(3,485)
Effect on postretirement benefit obligation	31,919	(29,627)

Benefit Payments

        The following benefits are expected to be paid by the plan for the years ended March 31 as follows (in thousands):

Year ending March 31,
2009	$28,701
2010	30,279
2011	31,774
2012	32,884
2013	33,980
2014 - 2018	181,559

9. Debt

        Long-term debt is summarized as follows (in thousands):

March 31, 2008
4.25% guaranteed notes due 2008	$599,831
5.50% guaranteed notes due 2013	1,094,878

Total long-term debt	$1,694,709

        The Company issued $600.0 million aggregate principal amount of 4.25% guaranteed notes. The notes mature on August 15, 2008. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year. The notes, which are fully and unconditionally guaranteed on a senior, unsecured and joint and several basis by SABMiller, are not subject to any sinking fund provision and include a redemption provision (make-whole provision) if the notes are retired before their scheduled maturity. The redemption price is equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the applicable remaining payments discounted to the redemption date on a semi-annual basis at the treasury rate plus 20 basis points, together with accrued and unpaid interest on the principal amount of the notes to be redeemed at the redemption date. The notes bear interest at an effective rate of 4.32% and principal is due at maturity.

        The Company issued $1.1 billion aggregate principal amount of 5.50% guaranteed notes. The notes mature on August 15, 2013. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year. The notes, which are fully and unconditionally guaranteed on a senior, unsecured and joint and several basis by SABMiller, are not subject to any sinking fund provision and include a redemption provision (make-whole provision) if the notes are retired before their scheduled

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

9. Debt (Continued)

maturity. The redemption price is equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the applicable remaining payments discounted to the redemption date on a semi-annual basis at the treasury rate plus 25 basis points, together with accrued and unpaid interest on the principal amount of the notes to be redeemed at the redemption date. The notes bear interest at an effective rate of 5.58% and principal is due at maturity.

        Fees of $11.7 million in connection with the 4.25% guaranteed notes and the 5.50% guaranteed notes issues were capitalized and are being amortized over the term of the notes using the interest rate method.

        The Company's debt agreements include, among other covenants, maintenance of certain financial ratios.

        As of March 31, 2008, the aggregate principal debt maturities of long-term borrowings for the next five fiscal years are as follows (in thousands):

Year ending March 31,
2009	$599,831
2010	—
2011	—
2012	—
2013	1,094,878
Thereafter	—

Total	$1,694,709

        On June 30, 2008, SABMiller assumed the obligations of the Company of its 4.25% guaranteed notes and 5.50% guaranteed notes and became the sole obligor of the notes. In consideration the Company provided to SABMiller loan notes on substantially the same terms. On August 15, 2008, the loan note relating to the assumed 4.25% guaranteed notes was repaid. On August 15, 2008, SABMiller assumed the obligations of the Company under a committed bank facility maturing in May, 2011 and became the sole obligor of the facility. In consideration, the Company provided to SABMiller a loan note on substantially the same terms.

10. Transactions with Affiliates

        The Company participates in SABMiller's centralized cash management programs. Cash receipts are transferred to centralized accounts maintained by SABMiller which also coordinates all cash disbursements. As cash is disbursed and received by SABMiller, it is accounted for through the parent company payable and as an intercompany receivable by Miller.

        SABMiller allocates a portion of corporate, finance and information technology costs to its subsidiaries, including Miller. Costs are allocated to Miller on an arm's length basis and represent a share of general activities benefiting all Parent subsidiaries allocated based on an Allocation Key system, a measure applied to determine a fair allocation for services agreed upon by both the Parent and the subsidiaries which will vary according to the nature of the service, and specific services that the Parent provides Miller which would otherwise have to be purchased from a third party provider. Any Miller brand-specific international marketing expenses incurred by SABMiller are also allocated in full

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

10. Transactions with Affiliates (Continued)

to Miller. Management believes that the methods of determining these costs are reasonable. For the year ended March 31, 2008, allocated expenses from SABMiller totaled approximately $29.5 million.

        Amounts due from affiliates are as follows (in thousands):

March 31, 2008
SABMiller	$700,408
SABMiller Holdings, Inc.	332,630
Other	15,418

$1,048,456

        Amounts due from SABMiller represents excess cash from operations advanced to SABMiller and $655 million of the amount due is interest-bearing. Interest on these loans accrues at a rate of 6-month LIBOR + 17.5 basis points, reset semi-annually. For the year ended March 31, 2008, interest income related to the amount due from SABMiller was $36.1 million and is included in interest income within the Consolidated Statement of Operations and Comprehensive Income. Amounts due from SABMiller Holdings, Inc. represent cash advanced from the Company. Amounts due from Other represent transactions that are with subsidiaries of SABMiller.

        Amounts due to affiliates are as follows (in thousands):

March 31, 2008
SABMiller Finance BV	$5,100
Other	8,184

$13,284

        Amounts due to SABMiller Finance BV represent fees related to SABMiller Finance BV's guarantee of Miller's notes. Amounts due to Other represent transactions that are with subsidiaries of SABMiller.

11. Commitments and Contingencies

        The Company leases certain facilities and equipment under non-cancelable agreements pertaining to land and buildings and machinery and equipment accounted for as operating leases. The commitments are with numerous vendors and the term of each commitment can vary in length from one to ten years. Future minimum lease payments under these leases as of March 31, 2008 are as follows (in thousands):

Year ending March 31,
2009	$6,644
2010	4,771
2011	2,857
2012	1,216
2013	634
Thereafter	1,128

Total	$17,250

        Total rent expense was $11.8 million for the year ended March 31, 2008.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

Supply Contracts

        The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the production and packaging of its products. The terms of these contracts generally stipulate that the Company must use the designated supplier for an expected minimum percentage of its annual purchase requirements of the specified material. However, the Company is not obligated to make any purchases unless it requires supplies of such materials. Supply contracts outstanding at March 31, 2008 for malts, bottles, labels and cans expire in various years through 2015.

Advertising and Promotions

        The Company has entered into various long-term non-cancelable commitments pertaining to advertising and promotional activity. The commitments are with numerous vendors and the term of each commitment can vary in length from one year to several years. At March 31, 2008, these future commitments are as follows (in thousands):

Year ending March 31,
2009	$241,466
2010	119,572
2011	75,704
2012	54,753
2013	44,207
Thereafter	138,228

Total	$673,930

Capital Commitments

        The Company has entered into various non-cancelable commitments pertaining to capital expenditures. The commitments are with numerous vendors and the term of each commitment can vary in length from one to several years. As of March 31, 2008, the minimum obligations under these commitments totaled $65.8 million, with terms that were less than one year.

Environmental

        Periodically, the Company is involved in various environmental matters. Although it is difficult to predict the Company' liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company's financial position or results of operations. The Company believes that adequate accruals have been provided for environmental costs that are probable at March 31, 2008.

Letters of Credit

        At March 31, 2008, the Company had approximately $12.9 million of outstanding in letters of credit with financial institutions.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

Litigation and Other Disputes

        The Company, in common with other participants in the beer and spirits industries in the United States, is a defendant in putative class action lawsuits alleging that the defendants have intentionally targeted the marketing of certain alcoholic beverage brands to persons under the legal drinking age. The plaintiffs allege several causes of action, including violations of state consumer protection laws, unjust enrichment, negligence, public nuisance and civil conspiracy. The complaints seek, on behalf of a putative class of parents and guardians, an injunction to stop certain unspecified marketing practices and unspecified money damages (including civil fines, punitive damages and disgorgement of profits). None of the lawsuits has progressed past the pleading stage. Of the nine lawsuits filed, three have been withdrawn and in six the defendants' motions to dismiss the cases have been upheld. In five of these cases, appeals against the decisions to dismiss the cases are pending, while in one the appeal has been dismissed. A ruling on the defendants' motion to dismiss is awaited in the remaining case. Given their current status, there are not yet meaningful bases upon which the potential for liability or damages can be determined. Subsequently, all five of the remaining cases on appeal have been resolved and the decision to dismiss was upheld.

        The Company and its subsidiaries are parties to a variety of other legal proceedings arising out of the normal course of Company. The Company believes that it has valid defenses and is vigorously defending the litigation pending against it. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations. The Company believes that adequate reserves have been provided for legal costs that are probable at March 31, 2008.

Guarantees

        In October 2006, SABMiller entered into a $1.0 billion commercial paper program. Debt issued under this program is guaranteed by Miller, Miller Products Company, Miller Breweries West Limited Partnership, Miller Breweries East, Inc. MBC1 LLC, MBC2 LLC and SABMiller Finance BV. The program provides SABMiller with a dedicated $1.0 billion 364-day back-stop facility with a one year extension.

        In August 2003, SABMiller issued $300 million 6.625% guaranteed notes, which are guaranteed by Miller, Miller Products Company, Miller Breweries West Limited Partnership, Miller Breweries East, Inc. MBC1 LLC, MBC2 LLC and SABMiller Finance BV. The notes mature on August 15, 2033. The notes are redeemable in whole or in part at any time at the option of the issuer at a redemption price equal to the make-whole amount. In addition, the notes are redeemable in whole but not in part at the option of the issuer upon occurrence of certain changes in taxation at their principal amount with accrued and unpaid interest to the date of redemption.

        In June 2006, SABMiller issued $300 million LIBOR plus 0.30% notes due July 2009, $600 million 6.20% notes due July 2011 and $850 million 6.50% notes due July 2016. These notes are all guaranteed by Miller, Miller Products Company, Miller Breweries West Limited Partnership, Miller Breweries East, Inc. MBC1 LLC, MBC2 LLC and SABMiller Finance BV. The fixed rate notes are redeemable in whole or in part at any time at the option of the issuer at a redemption price equal to the make-whole amount. In addition, the notes are redeemable in whole but not in part at the option of the issuer upon occurrence of certain changes in taxation at their principal amount with accrued and unpaid interest to the date of redemption.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

        On June 30, 2008, SABMiller restructured the debts noted above, and as a result all of the Company's debt guarantees, except for the $300 million 6.625% guaranteed notes, are no longer required.

Pabst Contract Brewing

        The Company has a contract brewing arrangement with Pabst, in which the Company brews the majority of Pabst's products. Revenues earned in the contract brewing arrangement are included within sales and approximate $437 million in the Consolidated Statement of Operations and Comprehensive Income.

        In addition, the Company has a $120 million note receivable from Pabst, which matures on June 29, 2012. Interest income is earned on the note at an annual rate of 10.75% and is payable to the Company only upon the maturity of the note receivable; as such, approximately $16 million of accrued interest is outstanding at March 31, 2008.

12. Share-Based Payments

        The Company adopted SFAS 123R for the fiscal year ended March 31, 2007. The Company adopted using the modified prospective method, which does not require restatement of prior periods.

        At March 31, 2008, the Company had three share-based compensation plans.

Stock options

        SABMiller issues stock options to certain employees that are granted with an exercise price equal to the market value of a share of SABMiller's common stock on the date of grant. The stock options have a term of ten years and vest proportionally over three years. The Company values the stock options using the binomial fair value model.

Stock appreciation rights ("SARs")

        SABMiller issues SARs to certain employees that are granted with an exercise price equal to the market value of a share of SABMiller's common stock on the date of grant. The SARs have a term of ten years and vest proportionally over three years. As of January 18, 2008, the Company modified the SARs plan from a cash-based settlement to an equity-based settlement. Cash paid for the settlement of awards from April 1, 2007 to January 18, 2008 totaled $9.3 million. The Company values the SARs using the binomial fair value model.

Long term incentive plan ("LTIP")

        LTIP awards are granted to certain employees and are earned based on the achievement of performance objectives over a three-year period. Employees are awarded shares of SABMiller common stock upon the achievement of projected financial targets established at the time of the grant. As of March 31, 2008, there are three award cycles outstanding. In fiscal 2008, the Company granted a target number of 443,080 LTIP awards. The awards granted in fiscal 2008 will be earned if the Company achieves specified financial targets for the three year period ending March 31, 2011. Based upon actual results to date, the Company is accruing the LTIP awards granted in fiscal 2008 at a 100% targeted payout level. There were 1,560,114 unvested LTIP awards outstanding at March 31, 2008. The weighted

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

12. Share-Based Payments (Continued)

average grant date fair value of the unvested awards at March 31, 2008 was $18.84. The fair-value of the stock unit awards are expensed over the performance period for the shares that are expected to ultimately vest. At March 31, 2008, there was $26.1 million unrecognized compensation cost related to the unvested LTIP awards based on the maximum payout.

        The following table summarizes components of the equity-based compensation recorded as expense (in thousands):

For the year ended March 31, 2008
Stock options
Pre-tax compensation expense	$4,052
Tax benefit	(1,537)

After-tax compensation expense	$2,515

SARs
Pre-tax compensation expense	$16,332
Tax benefit	(6,194)

After-tax compensation expense	$10,138

LTIP
Pre-tax compensation expense	$3,300
Tax benefit	(1,251)

After-tax compensation expense	$2,049

        The fair value of each stock option and SARs granted in 2008 was determined on the date of grant using the binomial option-pricing model with the following weighted-average assumptions:

Year ended March 31, 20008
Expected life (in years)	7.7
Expected volatility	22.5 - 35.0%
Dividend yield	2.1 - 3.5%
Risk-free interest rate	4.3 - 5.0%

        The risk-free interest rate utilized is based on the yield on U.K. government bonds as detailed by the Bank of England, using a maturity in line with the vesting period of the awards. Expected volatility is based on the historical daily share price volatility of SABMiller over the last six years. The dividend yield is based on SABMiller's average share price and the total dividends paid over the last 12 months. The expected life is estimated based upon observations of historical employee option exercise patterns and trends.

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

12. Share-Based Payments (Continued)

        Options outstanding at March 31, 2008 and changes during fiscal year 2008, are presented below:

				Options exercisable at year-end
	Outstanding Options	Weighted average exercise price	Aggregate intrinsic value	Shares	Weighted average exercise price	Aggregate intrinsic value
Outstanding as of March 31, 2007	3,268,148	$15.87	$19,640,106	1,177,710	$12.74	$10,771,488
Granted	1,071,100	23.28
Exercised	(467,077)	13.83
Transferred	(154,800)	14.01
Forfeited	(57,387)	21.93

Outstanding as of March 31, 2008	3,659,984	$18.48	$12,978,222	1,664,881	$15.14	$11,459,193

        SARs outstanding at March 31, 2008 and changes during fiscal year 2008, are presented below:

				SARs exercisable at year-end
	SARs Options	Weighted average exercise price	Aggregate intrinsic value	Shares	Weighted average exercise price	Aggregate intrinsic value
Outstanding as of March 31, 2007	6,303,066	$15.14	$44,025,329	2,627,559	$11.42	$27,974,307
Granted	1,835,260	23.41
Exercised	(922,338)	14.08
Forfeited	(208,597)	21.12

Outstanding as of March 31, 2008	7,007,391	$17.27	$35,713,750	3,468,184	$13.20	$30,599,836

        The total intrinsic values of the stock options and SARs exercised during the year ended March 31, 2008 were $12.6 million.

        The following summarizes information about stock options outstanding at March 31, 2008:

	Options outstanding			Options exercisable
Range of exercise prices	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price
$ 7.98 - 11.97	276,619	5.48	$8.52	214,119	5.32	$8.41
11.97 - 15.96	621,285	6.14	13.18	621,285	6.14	13.18
15.96 - 19.95	779,788	7.14	16.52	501,986	7.14	16.53
19.95 - 23.94	1,982,292	8.66	22.30	327,491	8.06	21.16

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

12. Share-Based Payments (Continued)

        The following summarizes information about SARs outstanding at March 31, 2008:

	SARs outstanding			SARs exercisable
Range of exercise prices	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price
$ 8.29 - 13.18	2,486,061	5.56	$11.13	2,486,061	5.56	$11.13
16.52 - 21.17	2,734,620	7.65	18.88	963,205	7.54	18.39
21.81 - 26.57	1,786,710	9.14	23.36	18,917	8.62	21.81

        The summary of unvested stock option activity for the year ended March 31, 2008 is as follows:

	Shares	Weighted average grant date fair value
Non-vested as of March 31, 2007	2,090,438	$4.68
Granted	1,071,100	6.66
Vested	(1,091,098)	4.46
Exercised / Transferred	(17,950)	6.32
Forfeited	(57,387)	5.84

Non-vested as of March 31, 2008	1,995,103	5.86

        The summary of unvested SARs activity for the year ended March 31, 2008 is as follows:

	Shares	Weighted average grant date fair value
Non-vested as of March 31, 2007	3,675,508	$7.73
Granted	1,835,260	5.76
Vested	(1,803,067)	8.56
Exercised	(14,450)	5.79
Forfeited	(154,043)	6.09

Non-vested as of March 31, 2008	3,539,208	6.36

        As of March 31, 2008, the total compensation cost related to nonvested awards not yet recognized was $28.9 million. This compensation expense is expected to be recognized over a weighted average period of approximately 1.3 years. The total fair value of shares vested during fiscal year 2008 was $20.3 million.

        Compensation cost related to share-based payments was $23.7 million for the year ended March 31, 2008 and is included in marketing, general and administrative expenses on the Statement of Operations and Comprehensive Income.

13. Contract Settlement

        The Company has a long-term supply agreement with Ball Metal Beverage Container Corporation ("Ball") to provide aluminum cans used in the production of its products. In October 2007, the Company and Ball settled a pricing dispute with the supply agreement. For the year ended March 31,

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

13. Contract Settlement (Continued)

2008, the Company recorded a gain of approximately $58.2 million of which $17.0 million was recorded as a reduction to cost of goods sold as it represented a current year retroactive price adjustment and $41.2 million was recorded as a contract settlement within operating income in the Consolidated Statement of Operations and Comprehensive Income.

14. Income Taxes

        Income tax expense includes the following current and deferred provisions (in thousands):

Year ended March 31, 2008
Current:
Federal	$155,835
State and Foreign	34,026

Total current tax expense	189,861

Deferred:
Federal	(54,871)
State and Foreign	5,375

Total deferred tax benefit	(49,496)

Total income tax expense	$140,365

Miller Brewing Company

Notes to Consolidated Financial Statements (Continued)

14. Income Taxes (Continued)

        Deferred taxes are composed of the following (in thousands):

March 31, 2008
Current deferred tax assets:
Accrued liabilities	$103,738
Inventories	1,488
Receivables	689

Total current deferred tax assets	105,915

Current deferred tax liabilities:
Prepaid expenses	5,843
Other	900

Total current deferred tax liabilities	6,743

Net current deferred tax asset	$99,172

Non-current deferred tax assets:
Other liabilities	$226,408
Receivables	16,415
Other	69

Total non-current deferred tax assets	242,892

Non-current deferred tax liabilities:
Intangible assets	926,222
Property, plant and equipment	241,945

Total non-current deferred tax liabilities	1,168,167

Net non-current deferred tax liability	$925,275

        A reconciliation of the statutory federal tax rate to the effective tax rate is as follows:

Year Ended March 31, 2008
Statutory federal income tax rate	35.0%
State income taxes, net of federal income tax benefit	6.9
Other, net	(1.5)

Effective tax rate	40.4%

QuickLinks

  Exhibit 99.1
Miller Brewing Company Consolidated Financial Statements For the Year Ended March 31, 2008